EXHIBIT 2.2

                                 FIRST AMENDMENT
                                       TO
                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

     THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of this 28th day of May, 1998 by and among H.T.E., INC., a Florida corporation ("Parent"), H.T.E.-UCS, INC., a Florida corporation ("Subsidiary"), UCS, INC., a Florida corporation ("Company"), and O. F. RAMOS, WILLIAM K. NORTH, ROBERT W. NELSON, DANIA RAMOS, THOMAS F. MERSCH and ALVIN W. NORTH (the "Shareholders").


                                   WITNESSETH:

     WHEREAS, the parties have entered into that certain Agreement and Plan of Merger dated as of May 12, 1998 (the "Merger Agreement") pursuant to which the Parent has agreed to acquire the Company by a merger of the Subsidiary with and into the Company, with the Company being the Surviving Entity (other capitalized terms used herein having the meanings ascribed to such terms in the Merger Agreement, unless otherwise defined herein); and

     WHEREAS, the parties agreed in SECTIONS 9.1 of the Merger Agreement that the representations and warranties of the Shareholders shall survive the Closing Date and continue in full force and effect either for a period of three (3) years or perpetually (or until the relevant statute of limitations), as the case may be.

     WHEREAS, on the advice of the parties' respective outside auditors and in order to meet certain guidelines for causing the Merger contemplated by the Merger Agreement to be accountable as a pooling of interests business combination, the parties now desire that such representations and warranties of the Shareholders shall survive the Closing Date and continue in full force and effect until (i) the date of the first audit of financial statements containing combined operations of the Parent and the Company for those representations and warranties that would be expected to be encountered in the audit process, and
(ii) one (1) year from the Closing Date for all other representations and warranties, as appropriate, upon the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Merger Agreement as follows:

     1. AMENDMENT TO SECTION 9.1. Section 9.1 is hereby amended by deleting such
Section in its entirety and substituting therefore the following words:

         9.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by the Shareholders contained in
     EXHIBIT 2 hereof shall survive the Closing Date and continue in full force and effect until (i) the date of the first audit of financial statements containing combined operations of the Parent and the Company for those representations and warranties that would be expected to be encountered in the audit process, and (ii) one (1) year from the Closing Date for all other representations and warranties, as appropriate. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement, including without limitation the rights to indemnification set forth in this Article IX, or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement. Each of the representations and warranties of Parent shall expire at the Effective Time.


An amended page 20 of the Merger Agreement reflecting such changes is attached hereto and such amended page 20 shall be substituted in the Merger Agreement for the original page 20.

     2. SURVIVAL. This Agreement modifies and/or amends, as the case may be, only that portion of the Merger Agreement stated herein; in all other respects the Merger Agreement as so modified is ratified and affirmed by the parties and all other provisions and obligations of the Merger Agreement remain unaltered and in full force and effect and shall apply to this Agreement with full force and effect as if this Agreement were a part thereof. To the extent that any term or provision of this Agreement is or may be deemed expressly inconsistent with any term or provision in the Merger Agreement or any other document executed in connection with the transactions contemplated thereby, the terms and provisions hereof shall control.

     This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

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


     IN WITNESS WHEREOF, the parties hereto have signed, sealed and delivered this Agreement in the presence of:

                                       H.T.E., INC.,
                                       a Florida corporation


                                       By:  /s/
                                       ------------------------------------
                                       Name:  L.A. GORNTO, JR.
                                       Title: EXECUTIVE VICE PRESIDENT


                                       HTE - UCS, INC.,
                                       a Florida corporation


                                       By:  /s/
                                       Name:  L.A. GORNTO, JR.
                                       Title: EXECUTIVE VICE PRESIDENT



                                       /s/
                                       ------------
                                       O. F. RAMOS


                                       /s/
                                       ----------------
                                       WILLIAM K. NORTH


                                       /s/
                                       ----------------
                                       ROBERT W. NELSON


                                       /s/
                                       -----------
                                       DANIA RAMOS


                       [SIGNATURES CONTINUE ON NEXT PAGE]

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


                                       /s/
                                       ----------------
                                       THOMAS F. MERSCH


                                       /s/
                                       --------------
                                       ALVIN W. NORTH



                                       UCS, INC.,
                                       a Florida corporation


                                       By:  /s/
                                          ---------------------------------
                                       Name:  O.F. RAMOS
                                       Title: PRESIDENT


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


      8.3 MANDATORY REGISTRATION. Within 30 business days after the Closing, Parent agrees to file a registration statement with the SEC covering the shares of Parent Common Stock comprising Merger Consideration, under the terms and conditions set forth in the Registration Rights Agreement.


                                  ARTICLE II

                                 INDEMNIFICATION

      9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by the Shareholders contained in EXHIBIT 2 hereof shall survive the Closing Date and continue in full force and effect until (i) the date of the first audit of financial statements containing combined operations of the Parent and the Company for those representations and warranties that would be expected to be encountered in the audit process, and
(ii) one (1) year from the Closing Date for all other representations and warranties, as appropriate. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement, including without limitation the rights to indemnification set forth in this Article IX, or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement. Each of the representations and warranties of Parent shall expire at the Effective Time.

      9.2 INDEMNIFICATION OF PARENT BY CONTROLLING SHAREHOLDERS. Notwithstanding anything herein to the contrary, but subject to the express limitations otherwise described herein, each of the Controlling Shareholders agrees to defend, hold harmless and indemnify Parent and its affiliates, and their respective employees, directors, agents and representatives and its successors and assigns (the "PARENT INDEMNIFIED PARTIES"), computed net of the present value of all tax benefits which may be taken advantage of on the tax returns filed with the IRS or any state, from and for all claims, demands, actions, damages (excluding consequential, incidental or special damages or damages resulting from lost profits or savings), liabilities and losses (including court costs, reasonable attorney's fees and other expenses, whether or not suit is filed, and including such costs, fees and expenses in any trial court and on any appeal) ("ADVERSE CONSEQUENCES") that may accrue, arise, be made against or sustained by any of Parent Indemnified Parties following the Closing Date on account of or resulting from any breach (or alleged breach) of any of Company's or Shareholders' representations, covenants or warranties set forth herein or any other provision of this Agreement; PROVIDED, HOWEVER, that: (a) the Controlling Shareholders shall not have any obligation to indemnify Parent Indemnified Parties hereunder until Parent Indemnified Parties have suffered by reason of all such breaches in excess of a $125,000 aggregate threshold (at which point the Controlling Shareholders will be obligated to indemnify Parent Indemnified Party or Parent Indemnified Parties from and against all such

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